           As filed with the Securities and Exchange Commission
                        on February 27, 1997.
                                   Registration No. 333-_____
_________________________________________________________________
               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549
          _____________________________________________
                            FORM S-8
                  REGISTRATION STATEMENT UNDER
                    THE SECURITIES ACT OF 1933
          _____________________________________________

                    HEARTLAND BANCSHARES, INC.
---------------------------------------------------------------
    (Exact name of Registrant as Specified in Its Charter)

        Illinois                               37-1356594
---------------------------------------------------------------
(State or other jurisdiction of             (I.R.S. Employer
incorporation or organization)             Identification No.)

                          318 South Park
                     Herrin, Illinois  62948-3604
                           (618) 942-7373
-----------------------------------------------------------------
              (Address of Principal Executive Offices)

                       Heartland Bancshares, Inc.
                      Management Recognition Plan

                       Heartland Bancshares, Inc.
                  1996 Stock Option and Incentive Plan
-----------------------------------------------------------------
                    (Full Title of the Plan)

                     Howard S. Parris, Esquire
                     Daniel L. Hogans, Esquire
                Housley Kantarian & Bronstein, P.C.
                  1220 19th Street N.W., Suite 700
                     Washington, D.C.  20036
-----------------------------------------------------------------
               (Name and Address of Agent For Service)

                        (202) 822-9611
----------------------------------------------------------------
  (Telephone number, including area code, of agent for service)

                    CALCULATION OF REGISTRATION FEE
===================================================================================
Title of each                       Proposed Maximum   Proposed Maximum    Amount of
class of Securities  Amount to be   Offering Price    Aggregate Offering Registration
to be registered      registered      Per Share              Price            Fee
------------------------------------------------------------------------------------
Common Stock,
$.01 par value       122,762 (1)      $ (2)            $1,755,939.44 (2)     $532.11
=====================================================================================

(1) Maximum number of shares issuable under Heartland Bancshares, Inc. Management Recognition Plan (35,075 shares) and Heartland Bancshares, Inc. 1996 Stock Option and Incentive Plan (87,687 shares), as such amounts may be increased in accordance with said plan in the event of a merger, consolidation, recapitalization or similar event involving the Registrant.
(2) Under Rule 457(h) the registration fee may be calculated, inter alia, based upon the price at which the options may be exercised. 122,762 shares are being registered hereby, of which 1,755,939.44 are under option at a weighted average exercise price of $14.00 per share ($1,227,562.00 in the aggregate). The remainder of such shares, which are not presently subject to option (35,079 shares), are being registered based upon the average of the bid and asked price for the common stock of the Registrant as reported on the National Daily Quotation System "Pink Sheet" on February 25, 1997 of $15.0625 per share ($528,377.44 in the aggregate). Therefore, the total amount of the offering being registered herein is $1,755,939.44.

                         PART I

             INFORMATION REQUIRED IN THE SECTION
                     10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION*
------

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL
------   INFORMATION*

     *Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the Heartland Bancshares, Inc. Management Recognition Plan and Heartland Bancshares, Inc. 1996 Stock Option and Incentive Plan (together, the "Plans") in accordance with Rule 428(b)(1). In accordance with Note to Part I of Form S-8, such documents are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements.

                          PART II

     INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
------

     Heartland Bancshares, Inc. (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and, accordingly, files periodic reports and other information with the Commission. Reports, proxy statements and other information concerning the Company filed with the Commission may be inspected and copies may be obtained (at prescribed rates) at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. The address for the Commission's Web site is "http://www.sec.gov".

     The following documents are incorporated by reference in this Registration Statement:

     (a)     The Company's prospectus dated April 12, 1996.

     (b) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996 as filed with the Commission on May 28, 1996 (Commission File No. 0-28442).

     (c) The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1996 as filed with the Commission on August 13, 1996 (Commission File 0-28442).

     (d) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 as filed with the Commission on November 13, 1996 (Commission File 0-28442).

     (e) The description of the Company's securities contained in the Form SB-2 filed with the Commission on January
31, 1996 (Commission File No. 33-798)

     ALL DOCUMENTS FILED BY THE COMPANY PURSUANT TO SECTIONS 13(A), 13(C), 14, AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 AFTER THE DATE HEREOF AND PRIOR TO THE TERMINATION OF THE OFFERING OF THE SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE ("COMMON STOCK") SHALL BE DEEMED TO BE INCORPORATED BY REFERENCE IN THIS REGISTRATION STATEMENT, AND TO BE A PART HEREOF FROM THE DATE OF FILING OF SUCH DOCUMENTS.

ITEM 4.  DESCRIPTION OF SECURITIES
------
        Not applicable, as the Common Stock is registered under
Section 12 of the Securities Exchange Act of 1934.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL
------
        Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS
------
        Article XVII of the Company's Articles of Incorporation sets forth circumstances under which directors, officers, employees and agents may be indemnified against liability which they may incur in their capacities as follows:

                        ARTICLE XVII

                       Indemnification

     A. Persons. The Corporation shall indemnify, to the extent provided in paragraphs B, D or F:

          (1) any person who is or was a director, officer, employee, or agent of the Corporation; and

          (2)  any person who serves or served at the
      Corporation's request as a director, officer, employee, agent, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise.

     B. Extent -- Derivative Suits. In case of a threatened, pending or completed action or suit by or in the right of the Corporation against a person named in paragraph A by reason of his holding a position named in paragraph A, the Corporation shall indemnify him if he satisfies the standard in paragraph C, for expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred by him in connection with the defense or settlement of the action or suit.

     C. Standard -- Derivative Suits. In case of a threatened, pending or completed action or suit by or in the right of the Corporation, a person named in paragraph A shall be indemnified only if:

          (1)  he is successful on the merits or otherwise; or

          (2) he acted in good faith in the transaction which is the subject of the suit or action, and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, including, but not limited to, the taking of any and all actions in connection with the Corporation's response to any tender offer or any offer or proposal of another party to engage in a Business Combination (as defined in Article XV) not approved by the board of directors. However, he shall not be indemnified in respect of any claim, issue or matter as to which he has been adjudged to have been liable to the Corporation unless, and only to the extent that, the court in which the suit was brought shall determine, upon application, that despite the adjudication but in view of all the circumstances, he is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

     D. Extent -- Nonderivative Suits. In case of a threatened, pending or completed suit, action or proceeding (whether civil, criminal, administrative or investigative), other than a suit by or in the right of the Corporation, together hereafter referred to as a nonderivative suit, against a person named in paragraph A by reason of his holding a position named in paragraph A, the Corporation shall indemnify him if he satisfies the standard in paragraph E, for amounts actually and reasonably incurred by him in connection with the nonderivative suit, including, but not limited to (i) expenses (including attorneys' fees), (ii) amounts paid in settlement, (iii) judgments, and (iv) fines.

     E. Standard -- Nonderivative Suits. In case of a nonderivative suit, a person named in paragraph A shall be indemnified only if:

          (1)  he is successful on the merits or otherwise; or

          (2) he acted in good faith in the transaction which is the subject of the nonderivative suit and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, including, but not limited to, the taking of any and all actions in connection with the Corporation's response to any tender offer or any offer or proposal of another party to engage in a Business Combination (as defined in Article XV) not approved by the board of directors and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. The termination of a nonderivative suit by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, in itself, create a presumption that the person failed to satisfy the standard of this subparagraph E(2).

     F.  Determination That Standard Has Been Met.  A
determination that the standard of paragraph C or E has been satisfied may be made by a court, or, except as stated in
subparagraph C(2) (second sentence), the determination may be made by:

           (1) the board of directors by a majority vote of a quorum consisting of directors of the Corporation who were not parties to the action, suit or proceeding; or

           (2) independent legal counsel (appointed by a quorum of the disinterested directors of the Corporation) in a written opinion; or

          (3)  the stockholders of the Corporation.

     G. Proration. Anyone making a determination under paragraph F may determine that a person has met the standard as to some matters but not as to others, and may reasonably prorate amounts to be indemnified.

     H. Advance Payment. The Corporation shall pay in advance any expenses (including attorneys' fees) which may become subject to indemnification under paragraphs A through G if:

          (1) the board of directors authorizes the specific payment; and

          (2) the person receiving the payment undertakes in writing to repay the same if it is ultimately determined that he is not entitled to indemnification by the Corporation under paragraphs A through G.

     I. Nonexclusive. The indemnification and advance payment of expenses provided by paragraphs A through H shall not be exclusive of any other rights to which a person may be entitled by law, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

     J. Continuation. The indemnification and advancement of expenses provided by this Article XVII shall be deemed to be a contract between the Corporation and the persons entitled to indemnification thereunder, and any repeal or modification of this Article XVII shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. The indemnification and advance payment provided by paragraphs A through H shall continue as to a person who has ceased to hold a position named in paragraph A and shall inure to his heirs, executors and administrators.

     K. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who holds or who has held any position named in paragraph A, against any liability incurred by him in any such position, or arising out of his status as such, whether or not the Corporation would have power to indemnify him against such liability under paragraphs A through H.

     L. Intention and Savings Clause. It is the intention of this Article XVII to provide for indemnification to the fullest extent permitted by the Business Corporation Act of the State of Illinois, and this Article XVII shall be interpreted accordingly. If this Article XVII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee, and agent of the Corporation as to costs, charges, and expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Article XVII that shall not have been invalidated and to the full extent permitted by applicable law. If the Business Corporation Act of the State of Illinois is amended, or other Illinois law is enacted, to permit further or additional indemnification of the persons defined in this Article XVII.A, then the indemnification of such persons shall be to the fullest extent permitted by the Business Corporation Act of the State of Illinois, as so amended, or such other Illinois law.

     Section 8.75 of the Illinois Business Corporation Act permits an Illinois corporation to indemnify directors, officers, employees and agents of the Company to the same degree and in the same circumstances as set forth in Article XVII of the Company's
Articles of Incorporation.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED
------
       Not Applicable.

ITEM 8.  EXHIBITS
------
     For a list of all exhibits filed or included as part of this Registration Statement, see "Index to Exhibits" at the end of this Registration Statement.


ITEM 9.  UNDERTAKINGS
------

     1.     The undersigned registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement --

               (i)  To include any prospectus required by Section
          10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (b) That, for the purpose of determining any liability under the Securities Act of 1934, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (d) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.

     2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                     SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Herrin, State of Illinois, on February 10, 1997.

                            HEARTLAND BANCSHARES, INC.

                            By: /s/ Roger O. Hileman
                                ----------------------------
                                Roger O. Hileman
                                President and Chief Executive
                                Officer
                                (Duly Authorized Representative)

                    POWER OF ATTORNEY

     We, the undersigned Directors of Heartland Bancshares, Inc., hereby severally constitute and appoint Roger Hileman, with full power of substitution, our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Roger Hileman may deem necessary or advisable to enable Heartland Bancshares, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of Heartland Bancshares, Inc. common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below, the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Roger Hileman shall do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures                      Title                        Date
-----------                      -----                        -----

/s/ Roger O. Hileman        Director, President and     February 10, 1997
-------------------------   Chief Executive Officer
Roger O. Hileman            (Principal Executive and
                            Financial and Accounting
                            Officer)

/s/ James C. Walker         Chairman of the Board       February 10, 1997
-------------------------
James C. Walker

/s/ Paul R. Calcaterra      Director                    February 10, 1997
-------------------------
Paul R. Calcaterra

/s/ B. D. Cross             Director                    February 10, 1997
-------------------------
B. D. Cross

/s/ Charles Stevens          Director                    February 10, 1997
-------------------------
Charles Stevens

/s/ Randall A. Youngblood    Director                    February 10, 1997
-------------------------
Randall A. Youngblood
/TABLE

                        INDEX TO EXHIBITS



Exhibit     Description
-------     -----------
5           Opinion of Housley Kantarian & Bronstein, P.C. as
            to the validity of the Common Stock being registered

23.1        Consent of Housley Kantarian & Bronstein, P.C.
            (appears in their opinion filed as Exhibit 5)

23.2        Consent of Independent Certified Public Accountants

24 Power of Attorney (contained in the signature page to this registration statement)

99.1        Heartland Bancshares, Inc. Management Recognition
            Plan and associated trust agreement

99.2        Heartland Bancshares, Inc. 1996 Stock Option and
            Incentive Plan and 1997 Amendment

99.3 Form of Stock Option Agreement to be entered into with Optionees with respect to Incentive Stock
            Options granted under the Heartland Bancshares, Inc.
            1996 Stock Option and Incentive Plan

99.4 Form of Stock Option Agreement to be entered into with Optionees with respect to Non-Incentive Stock
            Options granted under the Heartland Bancshares, Inc.
            1996 Stock Option and Incentive Plan

99.5 Form of Agreement to be entered into with Optionees with respect to Stock Appreciation Rights granted under the Heartland Bancshares, Inc. 1996 Stock
            Option and Incentive Plan

99.6        Notice of MRP Award

99.7 Memorandum concerning taxation of MRP Awards, and associated election form